Exhibit 99.1

PRESS
RELEASE
1100 Alakea Street, Suite 500
BARNWELL INDUSTRIES, INC.	Honolulu, Hawaii 96813
Telephone (808) 531-8400
Fax (808) 531-7181
Website: www.brninc.com

Barnwell Industries, Inc. Reports Results for its
Second Quarter Ended March 31, 2024

Production Increases for All Products
Continued Reduction in General and Administrative Expenses

HONOLULU, HAWAII, May 14, 2024 -- Barnwell Industries, Inc. (NYSE American: BRN) today reported financial results for its second fiscal quarter ended March 31, 2024. For the quarter, the Company had revenue of $5,774,000 and a net loss of $1,772,000, $0.18 per share. In the three months ended March 31, 2023, the Company reported quarterly revenue of $5,239,000 and a net loss of $1,237,000, $0.12 per share.

Mr. Craig D. Hopkins, Chief Executive Officer of Barnwell, commented “On April 1, 2024, I started in my new role as President and CEO of the Company. I am excited about Barnwell’s prospects in Twining and the growth from our investments in that region. I am also confident we can continue to reduce general and administrative expenses through increased focus on our key business. Along with greater investor engagement and a rigorous focus on capital allocation, I hope to make impactful changes to our operations. The Twining oil property continues to perform well, and plans are in place to drill at least one 100%-owned and operated new well during the remainder of fiscal 2024.”

Oil and Gas Production Increases Offset by Non-Cash Impairment

Oil, gas and natural gas liquids production increased 16%, 47% and 100%, respectively, for the three months ended March 31, 2024, compared to the prior year’s quarter. The net loss for the three months ended March 31, 2024, was primarily due to a $1,677,000 non-cash impairment of our oil and natural gas properties during the current quarter. This impairment is largely due to the changing rolling average first-day-of-the-month prices used in the ceiling test calculation. Operating costs increased this quarter due to new production from our Texas property which commenced production in the third fiscal quarter of 2023, in addition to increased investments to enhance production and efficiency for existing wells and facilities at our Twining property in Alberta.

Land Segment Generates Cash Proceeds

The land investment segment operating results improved significantly due to the Kukio Resort Development Partnerships sale of the last two remaining single-family lots within Increment I in the second quarter, which resulted in the Company receiving $500,000 in percentage of sales payments and $953,000 in net cash distributions during the three months ended March 31, 2024. These real estate sales increased our reported earnings of affiliates by $1,071,000 for the three months ended March 31, 2024, as compared to the same period in the prior year.

Contract Drilling Segment

As previously stated, the Company continues to investigate the appropriate strategic, business and financial alternatives for Water Resources which may include, among other things, a sale of its stock or assets, or an orderly wind-down of its operations after all contracts in backlog are complete, along with a liquidation of WRI’s drilling rigs and equipment. The contract drilling segment’s operating loss increased $424,000 in the three months ended March 31, 2024, as compared to the same period in the prior year due to operational issues encountered on jobs, resultant increases in estimated costs, and higher labor expense.

Continued Reduction in General and Administrative Expenses

General and administrative expenses decreased $669,000, 33%, for the three months ended March 31, 2024 compared to the prior year period, primarily due to decreases in professional fees and costs attributed to the shareholders’ cooperation and support agreement in the prior year period as compared to no such costs in the current year period.

The Company ended the quarter with $3,332,000 in working capital and remains debt free, allowing plenty of flexibility to make additional investments in Twining.

The information contained in this press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. A forward-looking statement is one which is based on current expectations of future events or conditions and does not relate to historical or current facts. These statements include various estimates, forecasts, projections of Barnwell’s future performance, statements of Barnwell’s plans and objectives, and other similar statements. Forward-looking statements include phrases such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates,” “assumes,” “projects,” “may,” “will,” “will be,” “should,” or similar expressions. Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved. Forward-looking statements involve risks, uncertainties and assumptions which could cause actual results to differ materially from those contained in such statements. The risks, uncertainties and other factors that might cause actual results to differ materially from Barnwell’s expectations are set forth in the “Forward-Looking Statements,” “Risk Factors” and other sections of Barnwell’s annual report on Form 10-K for the last fiscal year and Barnwell’s other filings with the Securities and Exchange Commission. Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.

COMPARATIVE OPERATING RESULTS
(Unaudited)

	Three months ended		Six months ended
	March 31,		March 31,
	2024	2023	2024	2023

Revenues	$5,774,000	$5,239,000	$11,929,000	$12,750,000

Net loss attributable to Barnwell Industries, Inc.	$(1,772,000)	$(1,237,000)	$(2,436,000)	$(148,000)

Net loss per share – basic and diluted	$(0.18)	$(0.12)	$(0.24)	$(0.01)

Weighted-average shares and equivalent shares outstanding:
Basic and diluted	10,019,172	9,956,687	10,007,905	9,956,687

CONTACT:	Craig D. Hopkins
Chief Executive Officer and President
Phone: (403) 531-1560
Email: info@bocl.ca